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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Maximus, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11419 Sunset Hills Road
Reston, Virginia 20190
(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 18, 2008

        The 2008 Annual Meeting of Shareholders of MAXIMUS, Inc. will be held at our corporate headquarters at 11419 Sunset Hills Road in Reston, Virginia on Tuesday, March 18, 2008 at 11:00 a.m., Eastern Time, to consider and act upon the following matters:

  1.
  The election of three Class II Directors to serve until the 2011 Annual Meeting of Shareholders.

  2.
  The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2008 fiscal year.

  3.
  The transaction of any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders of record at the close of business on Friday, January 18, 2008 will be entitled to vote at the annual meeting or at any adjournment of the annual meeting.

        Our board of directors hopes that you will attend the meeting. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

                      By Order of the Board of Directors,

                      David R. Francis, Secretary

January 24, 2008

11419 Sunset Hills Road
Reston, Virginia 20190
(703) 251-8500

PROXY STATEMENT

        Our board of directors is soliciting your proxy with the enclosed proxy card for use at the 2008 Annual Meeting of Shareholders to be held on Tuesday, March 18, 2008 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to shareholders on or about January 24, 2008.

GENERAL INFORMATION ABOUT VOTING

        Who can vote.    You will be entitled to vote your shares of MAXIMUS common stock at the annual meeting if you were a shareholder of record at the close of business on January 18, 2008. As of that date, 18,498,426 shares of common stock were outstanding and entitled to one vote each at the meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 18, 2008.

        How to vote your shares.    You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card. The proxies named in the enclosed proxy card (David N. Walker, David R. Hayes and David R. Francis) will vote your shares as you have instructed. You may authorize the proxies to vote your shares in favor of each of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

        Even if you expect to attend the meeting, please complete and mail your proxy card in any case in order to assure representation of your shares. If you attend the meeting, you can always revoke your proxy by voting in person. No postage is necessary if the proxy card is mailed in the United States.

        Quorum.    A quorum of shareholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

        Number of votes required.    The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal		Required Vote
•	Election of directors	For each nominee, a plurality of the votes cast are for such nominee.
•	Ratification of the Audit Committee's selection of independent public accountants	A majority of the votes cast are for ratification.

        Abstentions and broker non-votes.    A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a "broker non-vote." Abstentions and broker non-votes will not count as votes cast in the election of directors or in the vote on ratifying the Audit Committee's selection of independent public accountants. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

        Discretionary voting by proxies on other matters.    Aside from the election of directors and the ratification of the Audit Committee's selection of independent public accountants, we do not know of any other proposal that may be presented at the 2008 Annual Meeting. However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

        How you may revoke your proxy.    You may revoke the authority granted by your executed proxy card at any time before we exercise it by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary, or by voting in person at the annual meeting.

        Expenses of solicitation.    We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

        Shareholders sharing the same surname and address.    In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, 11419 Sunset Hills Road, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP

        The following tables show the number of shares of our common stock beneficially owned as of January 1, 2008 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and the nominees for director, (iii) the current and former executive officers named in the Summary Compensation Table contained in this proxy statement and (iv) all of our current directors and executive officers as a group.

        The number of shares beneficially owned by each holder is based upon the rules of the Securities and Exchange Commission ("SEC"). Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 1, 2008. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

        To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding includes 18,497,241 shares that were outstanding on January 1, 2008, plus any shares that a holder or group of holders could acquire upon exercising any options held by that holder or group of holders that are exercisable on or before March 1, 2008.

Securities Ownership of Certain Beneficial Owners

        The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 1, 2008 (unless otherwise indicated).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Morgan Stanley 1585 Broadway New York, New York 10036	2,607,692	(1)	14.1%
Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue Dallas, Texas 75201-2761	1,493,700	(2)	8.1%
JANA Partners LLC 200 Park Avenue New York, New York 10166	1,298,005	(3)	7.0%
Sheffield Asset Management LLC 900 North Michigan Avenue Chicago, Illinois 60611	1,253,500	(4)	6.8%
Barclays Global Investors UK Holdings Limited 1 Churchill Place Canary Wharf London, England E14 5HP	1,181,354	(5)	6.4%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, California 90401	1,088,624	(6)	5.9%
Friess Associates LLC 115 E. Snow King Jackson Hole, Wyoming 83001	1,006,100	(7)	5.4%
OZ Management LLC 9 West 57th Street New York, New York 10019	977,202	(8)	5.3%
Wellington Management Co. LLP 75 State Street Boston, Massachusetts 02109	969,668	(9)	5.2%

(1)
As of November 30, 2007, as reported by Morgan Stanley on Schedule 13G/A filed with the SEC. Morgan Stanley indicated on the Schedule 13G/A that, through certain subsidiary managers, it had sole dispositive power over all 2,607,692 shares of common stock that it reported, sole voting power with respect to 2,505,073 shares of common stock and shared voting power with respect to 604 shares of common stock.

(2)
As of September 30, 2007, as reported by Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow") on Form 13F filed with the SEC. Barrow indicated on the Form 13F that, through certain subsidiary managers, it had sole and/or shared dispositive power over all 1,493,700 shares of common stock that it reported and sole voting power with respect to 636,000 shares of common stock.

(3)
As of December 6, 2007, as reported by JANA Partners LLC ("JANA") on a Schedule 13G/A filed with the SEC. JANA indicated on the Schedule 13G/A that, in its capacity as a private money management firm for various accounts under its management and control, it had sole voting and dispositive power over all shares of common stock that it reported.

(4)
As of September 30, 2007, as reported by Sheffield Asset Management, LLC ("Sheffield") on Form 13F filed with the SEC. Sheffield indicated on the Form 13F that it had shared and/or sole dispositive power over all 1,253,500 shares of common stock that it reported and shared voting power with respect to all 1,253,500 shares of common stock. Based on information provided in a Schedule 13G filed with the SEC on March 15, 2007, Sheffield shared dispositive and voting power as general partner of Sheffield Partners, L.P. and Sheffield Institutional Partners, L.P. and investment advisor to Sheffield International Partners, Ltd. with respect to shares of stock directly owned by them as a group.

(5)
As of September 30, 2007, as reported by Barclays Global Investors UK Holdings Limited ("Barclays") on Form 13F filed with the SEC. Barclays indicated on the Form 13F that, through certain related managers, it had sole and/or shared dispositive power over all 1,181,354 shares of common stock that it reported and sole voting power with respect to 1,099,829 shares of common stock. Of those amounts, Barclays Global Investors Ltd., Barclays Global Investors N.A. and Barclays Global Fund Advisors had sole and/or shared dispositive power over 9,647 shares, 499,659 shares and 672,048 shares of common stock, respectively, and sole voting power with respect to no shares, 427,781 shares and 672,048 shares of common stock, respectively.

(6)
As of September 30, 2007, as reported by Dimensional Fund Advisors, Inc. ("Dimensional") on Form 13F filed with the SEC. Dimensional indicated on the Form 13F that, through certain subsidiary managers, it had sole and/or shared dispositive power over all 1,088,624 shares of common stock that it reported and sole voting power with respect to 1,058,882 shares of common stock.

(7)
As of September 30, 2007, as reported by Friess Associates LLC ("Friess") on Form 13F filed with the SEC. Friess indicated on the Form 13F that it had sole dispositive and voting power over all 1,006,100 shares of common stock that it reported.

(8)
As of September 30, 2007, as reported by OZ Management LLC ("OZ") on Form 13F filed with the SEC. OZ indicated on the Form 13F that it had sole dispositive and voting power over all 977,202 shares of common stock that it reported. Based on information provided in a Schedule 13G filed with the SEC on March 23, 2007, OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has dispositive and voting authority over the shares reported. As Senior Managing member of OZ, Mr. Daniel S. Och may be deemed to control OZ and therefore may be deemed to be the beneficial owner of the shares reported. Mr. Och and OZ further disclaim beneficial ownership of such securities.

(9)
As of September 30, 2007, as reported by Wellington Management Company, LLP ("WMC") on Form 13F filed with the SEC. WMC indicated on the Form 13F that, through certain subsidiary managers, it had sole and/or shared dispositive power over all 969,668 shares of common stock that it reported, sole voting power with respect to 635,068 shares of common stock and shared voting power with respect to 83,700 shares of common stock.

Securities Ownership of Management

        The following table shows the number of shares of our common stock beneficially owned by our directors and the nominees for director, the current and former executive officers named in the

Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 1, 2008 (unless otherwise indicated).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Russell A. Beliveau	80,445	(1)	*
John F. Boyer	96,022	(2)	*
Bruce L. Caswell	68,657	(2)	*
John J. Haley	39,297	(3)	*
Paul R. Lederer	26,038	(3)	*
Richard A. Montoni	100,894	(2)	*
Peter B. Pond	83,174	(3)	*
Raymond B. Ruddy	221,395	(2)	1.2%
Marilyn R. Seymann	36,798	(3)	*
Robert B. Sullivan	1,132	(4)	*
James R. Thompson, Jr.	48,239	(3)	*
David N. Walker	15,387	(2)	*
Wellington E. Webb	19,067	(3)	*
All directors and executive officers as a group	987,603	(5)	5.3%

*
Percentage is less than 1% of all outstanding shares of common stock.

(1)
Amount includes 37,619 shares issuable under stock options exercisable on or before March 1, 2008 and 42,826 shares held in a trust of which Mr. Beliveau and his spouse are the primary beneficiaries.

(2)
Amounts include shares issuable under stock options exercisable on or before March 1, 2008, as follows: Boyer, 90,469; Caswell, 67,500; Montoni, 56,375; Ruddy, 21,395; and Walker 14,250.

(3)
Amounts reflect shares issuable under stock options exercisable on or before March 1, 2008.

(4)
Mr. Sullivan was serving as President of Consulting on September 30, 2007, the end of the last completed fiscal year, but resigned in October 2007.

(5)
Amount includes 681,640 shares issuable under stock options exercisable on or before March 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2007 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for the following: John J. Haley inadvertently filed late one Form 4 that reported the award of restricted stock units to him in March 2007 and John Boyer inadvertently filed late a report on Form 4 that reported the exercise of stock options and the immediate sale of the common stock received upon such exercise in May 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

General

        The board of directors currently consists of nine directors. Under our charter, the board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the 2008 Annual Meeting, three Class II Directors will be elected to hold office for three years and until their successors are elected and qualified. The board has nominated Russell A. Beliveau, John J. Haley and Marilyn R. Seymann for election as Class II Directors. Mr. Beliveau, Mr. Haley and Dr. Seymann presently serve as our directors. If you return your proxy card in the enclosed envelope, the persons named in the enclosed proxy card will vote to elect these three nominees unless you mark your proxy card otherwise. The proxy may not be voted for a greater number of nominees than three. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the annual meeting, the proxy may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

        The affirmative vote of a plurality of the total number of votes cast for or withheld from each of Mr. Beliveau, Mr. Haley and Dr. Seymann is required to re-elect each nominee to our board. Abstentions and broker non-votes will be considered as present for quorum purposes, but will not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the voting of this matter.

Biographical Information

        The following table contains biographical information about the nominees and current directors whose terms of office will continue after the 2008 Annual Meeting. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 1, 2008, appears above under "Security Ownership of Management and Five Percent Owners."

Nominees for Class II Directors (for term expiring in 2011)

Name and Age	Business Experience and Other Directorships	Director Since
Russell A. Beliveau Age: 60	Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from October 2000 until his retirement in September 2002 and served as President of Business Development from September 1998 until October 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has worked in the health and human services industry since 1983. During that time, he held both government and private sector positions at the senior executive level. Mr. Beliveau's past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems from Boston College in 1980 and his B.A. in Psychology from Bridgewater State College in 1974.	1995
John J. Haley Age: 58
	John J. Haley has served as one of our directors since June 2002. Since 1999 Mr. Haley has served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc., a human resources and employee benefits consulting firm. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a director of Watson Wyatt Worldwide, Inc. and also serves on the Hudson Highland Group, Inc. Board. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.	2002
Marilyn R. Seymann Age: 65
	Marilyn R. Seymann has served as one of our directors since April 2002. Since 2007 Dr. Seymann has served as Chairman and Chief Executive Officer of the International Institute of the Americas, a college focused on adult education. Before that she was Associate Dean of the College of Law at Arizona State University from 2005 to 2007 and President and Chief Executive Officer of M One, Inc., a corporate strategy and governance consulting firm for public and private companies, from 1991 to 2005. Prior to forming M One, she held senior management positions with Chase Bank, Arthur Andersen, and was the Associate Dean of the College of Business at Arizona State University. Dr. Seymann holds a B.A. from Brandeis University, an M.A. from Columbia University, and a Ph.D. from California Western University.	2002

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE THREE NOMINEES SET FORTH ABOVE.

Class III Directors (present term expires in 2009)

Name and Age	Business Experience and Other Directorships	Director Since
Richard A. Montoni Age: 56	Richard A. Montoni was named Chief Executive Officer and President of MAXIMUS in April 2006. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from March 2002 to March 2006. Mr. Montoni served as Chief Financial Officer for Towers Perrin, a global professional services firm, during April 2006 before rejoining MAXIMUS and his appointment as Chief Executive Officer and President. Before his employment with MAXIMUS, he served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from December 2000 to August 2001. From October 1996 to December 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until March 2002. Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years. Mr. Montoni holds a Masters Degree in Accounting from Northeastern University and a Bachelor of Science degree in Economics from Boston University.	2006
Raymond B. Ruddy Age: 64
	Raymond B. Ruddy has served as one of our directors since August 2004 and Vice Chairman of the Board of Directors since September 2005. Mr. Ruddy retired from MAXIMUS in August 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.	2004
Wellington E. Webb Age: 66
	Wellington E. Webb has served as one of our directors since his election in September 2003. Since 2003 Mr. Webb has served as President of Webb Group International, an economic development and public relations consulting firm. Mr. Webb completed his third, four-year term as Mayor of the City and County of Denver, Colorado in 2003. Prior to first being elected as Mayor in 1991, he served at the state, local, and federal levels in several capacities including Denver City Auditor, Executive Director of the Colorado Department of Regulatory Agencies, and Regional Director of the U.S. Department of Health Education and Welfare. Mr. Webb's distinguished public career began in 1972 when he was elected to the Colorado House of Representatives. Mr. Webb holds a B.A. in Sociology from the Colorado State College at Greeley and a M.A. in Sociology from the University of Northern Colorado. He also holds honorary Doctorates from the University of Colorado at Denver and from Metropolitan State College.	2003

Class I Directors (present term expires in 2010)

Name and Age	Business Experience and Other Directorships	Director Since
Paul R. Lederer Age: 68	Paul R. Lederer has served as one of our directors since April 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer has held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. from the University of Illinois and received his J.D. from Northwestern University. He is also a director of Proliance International, Inc., Dorman Products, Inc. and O'Reilly Automotive, Inc.	2003
Peter B. Pond Age: 63
	Peter B. Pond has served as one of our directors since his election in December 1997 and as Chairman of the Board since September 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company's Midwest Investment Banking Group. Mr. Pond holds a B.S. in Economics from Williams College and an M.B.A. in Finance from the University of Chicago. He is also a director of Navigant Consulting, Inc.	1997
James R. Thompson, Jr. Age: 71
	James R. Thompson, Jr. has served as one of our directors since his election in March 2001. Governor Thompson currently serves as Senior Chairman of the international law firm of Winston & Strawn. He was Chairman of the firm from 1993 to 2006. He joined that firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until January 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson has served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State's Attorney of Cook County. He is a former Chairman of the President's Intelligence Oversight Board. Governor Thompson also served on the National Commission on Terrorist Attacks Upon the United States (9-11 Commission). Governor Thompson attended the University of Illinois and Washington University, and he received his J.D. from Northwestern University in 1959. Governor Thompson is currently a member of the boards of directors of Navigant Consulting, Inc. and FMC Technologies, Inc.	2001

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

        Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our articles of incorporation and bylaws. Members of the board are kept informed of our business through discussions with the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our corporate governance practices are summarized below.

Corporate Governance Guidelines

        The board of directors has adopted Guidelines for Corporate Governance that set forth the practices of the board with respect to management review and responsibility, board composition, selection of directors, operation of the board and meetings, committees of the board, director responsibilities and tenure and evaluation of the board and committees. The Guidelines are available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        From time to time, MAXIMUS and its subsidiary agencies may provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers. Consistent with the New York Stock Exchange listing standards, the Guidelines for Corporate Governance establish categorical standards under which the board views the following relationships as impairing a director's independence:

  •
  a director who is currently, or in the past three years has been, employed by the company or by any subsidiary of the company;

  •
  a director who has accepted, or has any family member who has accepted, payments from the company or its affiliates in excess of $100,000 within the current fiscal year or any of the past three fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation);

  •
  a director who has an immediate family member who is, or has been in the past three years, employed by the company or any subsidiary of the company as an executive officer;

  •
  a director who is a partner, controlling shareholder or an executive officer of any for-profit business to which the company made, or from which it received, payments (other than those which arise solely from investments in the company's securities) in the current fiscal year or in any of the last three fiscal years that exceed 2% of consolidated gross revenue for the business, or the company, for that year, or that exceed $1,000,000, whichever is greater;

  •
  a director who is employed as an executive officer of another company where any of the company's executive officers serves on that other company's compensation committee, or such a relationship has existed within the past three years; and

  •
  a director who has been a partner or employee of the company's outside auditor within the past three years.

        The board of directors in its business judgment has determined that the following eight members of its Board of Directors are independent as defined by New York Stock Exchange listing standards: Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy, Marilyn R. Seymann, James R. Thompson, Jr. and Wellington E. Webb. None of our independent directors, their immediate family members, or employers, is engaged in relationships with us that the categorical standards cover and, as a result, each independent director meets our categorical standards. In addition, with the exception of Governor Thompson, none of the independent directors has any relationship with us, other than being one of our directors.

        Governor Thompson is Senior Chairman of the law firm of Winston & Strawn in Chicago. Winston & Strawn has provided certain specialized legal services to MAXIMUS from May 2000 to the present. In 2007, 2006 and 2005, MAXIMUS paid Winston & Strawn $662,497, $279,017 and $35,191, respectively, for legal and business consulting services. Outside of the scope of the categorical standards, the board of directors examined this relationship from a general "facts and circumstances" point of view. That is, the board considered the amounts paid to Winston & Strawn in light of all facts and circumstances involving the relationship, both from the company's standpoint and from the standpoint of Winston & Strawn. The board concluded that the company's relationship to Winston & Strawn was not material to any party.

Code of Ethics

        We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

Board and Committee Meeting Attendance

        Our board expects that its members will prepare for, attend and participate in all board and applicable committee meetings. Our board of directors held 14 meetings during fiscal 2007. During our 2007 fiscal year, each of our directors attended greater than 75% of the aggregate number of meetings of our board of directors and meetings of the committees of the board upon which each served.

Executive Sessions

        Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled board meeting. Peter B. Pond, the Chairman of the Board, serves as chairman for executive sessions.

Communications with Directors

        Any director may be contacted by writing to him or her c/o MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190. Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the Nominating and Governance Committee. We promptly forward such correspondence to the indicated directors.

Committees of the Board

        The standing committees of the board of directors are the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

        The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management's conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter originally adopted by the board on May 16, 2000, as subsequently amended. The Audit Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        The members of the Audit Committee are Peter B. Pond (Chair), Paul R. Lederer, Raymond B. Ruddy, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of audit committee members in effect on the date of this proxy statement. The board of directors has determined that all of the committee members are financially literate as defined by the New York Stock Exchange listing standards and that Mr. Pond qualifies as an audit committee financial expert as defined by regulations of the SEC.

        The Audit Committee held six meetings during fiscal 2007. For additional information regarding the committee, see "Audit Information—Report of the Audit Committee" below.

Nominating and Governance Committee

        The Nominating and Governance Committee is comprised of James R. Thompson, Jr. (Chair), John J. Haley, Paul R. Lederer, Peter B. Pond, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of nominating and governance committee members in effect on the date of this proxy statement. The Nominating and Governance Committee operates under a written charter originally adopted by the board on September 23, 2003, as subsequently amended. The Nominating and Governance Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190. The Nominating and Governance Committee met once during fiscal 2007.

        The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the board of directors, to ensure an appropriate structure and process for management succession and to establish and assure the effectiveness of the governance principles of the board and the company. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

  •
  personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

  •
  broad, policy-making level training and experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

  •
  expertise that is useful to the company and complementary to the background and experience of other directors;

  •
  willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

  •
  commitment to serve on the board over a period of several years to develop knowledge about the company's principal operations; and

  •
  willingness to represent the best interests of all shareholders and objectively appraise management performance.

        The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if it receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2009 annual meeting, the notice must be received within the time frame set forth in "Shareholder Proposals for Our 2009 Annual Meeting of Shareholders" below. To be in proper form, the notice must include each nominee's written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        Under the process used by us for selecting new board candidates, the President and Chief Executive Officer, the Nominating and Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Nominating and Governance Committee. A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts. The President and Chief Executive Officer and at least one member of the Nominating and Governance Committee interviews prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Compensation Committee

        The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, and evaluating their effectiveness in supporting our overall business objectives. Specifically, the committee evaluates the performance and sets the compensation of the Chief Executive Officer, establishes compensation policies for our directors and consults with the Chief Executive Officer on compensation policies for senior management, and reviews our executive development programs, performance evaluation process and incentive compensation programs. The Compensation Committee operates under a written charter originally adopted by the board on September 23, 2003, as subsequently amended. The Compensation Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/corporate/pages/corpgovernance.asp. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        The members of the Compensation Committee are Marilyn R. Seymann (Chair), Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy and James R. Thompson, Jr., each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of compensation committee members in effect on the date of this proxy statement.

        The Compensation Committee held six meetings during fiscal year 2007. For additional information regarding the committee, see "Compensation Committee Report" below.

Annual Meeting Attendance

        We encourage members of the board of directors to attend the annual meeting of shareholders. All of our directors attended the 2007 annual meeting of shareholders.

EXECUTIVE OFFICERS

        Our executive officers and their respective ages and positions are as follows:

Name	Age	Position
Richard A. Montoni	56	Chief Executive Officer, President and Director
David N. Walker	49	Chief Financial Officer and Treasurer
David R. Francis	46	General Counsel and Secretary
Mark S. Andrekovich	46	Chief of Human Capital
John F. Boyer	60	President of Federal Services
Bruce L. Caswell	41	President of Health Services
Andrew W. Cramer	51	President of Enterprise Systems
Akbar Piloti	50	President of Human Services
Kevin P. Dorney	59	Acting President of Consulting

        The following information sets forth biographical information for all executive officers for the past five years. Such information with respect to Richard A. Montoni, the company's Chief Executive Officer and President, is set forth above in the "Proposal 1—Election of Directors" section.

        David N. Walker has served as our Chief Financial Officer and Treasurer since April 2006. He served as our Vice President and Controller from November 2002 to April 2006. Mr. Walker served as Senior Vice President, Chief Financial Officer, and Controller for LCC International, in McLean, Virginia from June 1999 through November 2002. He has more than 24 years of financial management experience.

        David R. Francis has served as our General Counsel and Secretary since August 1998.

        Mark S. Andrekovich has served as our Chief of Human Capital since September 2005. Prior to joining MAXIMUS, he worked for Banister International, a private human capital and executive search firm in Philadelphia, Pennsylvania, where he served as practice leader from May 2003 to September 2005. In addition, he has more than 20 years of comprehensive human resources experience with multi-national companies such as General Electric, PDI and Cytec Industries.

        John F. Boyer has served as the President of Federal Services since October 2005. Mr. Boyer served as President of our Health Services Group from October 2004 to September 2005, General Manager of our Health Services Strategic Business Unit from October 2003 to September 2004 and President of our Health Services Group from October 2001 to September 2003. Mr. Boyer has been with MAXIMUS since 1995, primarily in health-related services. Mr. Boyer has over 30 years of experience in health care delivery including clinical, administrative and managed care services.

        Bruce L. Caswell has served as the President of Health Services since March 2007. Before that he was President of Operations from October 2005 to March 2007 and President of our Human Services Group from October 2004 to September 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services (BCS) in Bethesda, MD.

        Andrew W. Cramer has served as the President of Enterprise Systems since September 2005. Prior to joining MAXIMUS, he was Vice President and General Manager for Global Infrastructure Services with Unisys U.S. Federal Government Group. Mr. Cramer led a team of sales and delivery professionals with particular emphasis on Enterprise Network Consulting, Security and Managed Infrastructure Services.

        Akbar M. Piloti has served as the President of Human Services since March 2007. Mr. Piloti has been with MAXIMUS since 1989 and has held several senior leadership roles including President of the Workforce Services division from 2000 to 2006 and Chief Operating Officer of the Operations Segment from 2006 to 2007. Mr. Piloti has over 20 years of experience in human services delivery.

        Kevin P. Dorney has served as Acting President of Consulting since October 2007. He was our Chief of Quality Assurance from December 2006 to October 2007. Mr. Dorney has been with MAXIMUS since 1991 and has held a variety of executive positions within the Consulting Segment where he previously served as a Division President as well as Chief Operating Officer for the Consulting Segment. He has over 25 years of experience in contract and program management and providing quality assurance services. Prior to joining MAXIMUS, he worked in a variety of government roles for the State of Massachusetts.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company's management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended September 30, 2007 and this Proxy Statement.

Compensation Committee

Marilyn R. Seymann, Chair
Russell A. Beliveau
John J. Haley
Paul R. Lederer
Peter B. Pond
Raymond B. Ruddy
James R. Thompson, Jr.

Compensation Committee Interlocks and Insider Participation

        As disclosed under the caption "Certain Relationships and Related Transactions" below, Governor Thompson is Senior Chairman of the law firm of Winston & Strawn, which firm has provided certain specialized legal services to MAXIMUS from May 2000 to the present.

        No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries, except that Messrs. Beliveau and Ruddy served as officers of the Company until 2002 and 2000, respectively. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

General

        The Compensation Committee of our board of directors reviews and establishes the compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

        In 2007, the Compensation Committee engaged a consulting firm, Towers Perrin, to assist it in carrying out its responsibilities with respect to executive compensation. Towers Perrin was asked to review market conditions and peer company practices and to evaluate the Company's executive compensation programs against those benchmarks. The consultant performed a special review of Mr. Walker's compensation for 2008 to ensure that he is compensated at an appropriate and competitive level for a Chief Financial Officer for a company of our size and complexity. Towers Perrin performed market analyses of peer group companies and the general market for executive talent, and made recommendations to the Compensation Committee as to the form of and incentive opportunities for executive compensation.

        Information on the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation is included under the caption "Corporate Governance and the Board of Directors—Committees of the Board—Compensation Committee."

Objectives of Our Compensation Program

        The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the company in a manner that promotes our growth and profitability and advances the interests of our shareholders. Additional objectives of our executive compensation program are to:

  •
  align executive pay with shareholders' interests;

  •
  recognize individual initiative and achievements; and

  •
  unite the executive management team under common objectives.

Executive Compensation Principles

        The Company's primary focus is on longer-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and encouraging sound long-term decision making by our executives.

        Our executive compensation program consists of base salaries, cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of restricted stock units ("RSUs") and stock options. These components of executive compensation are used together to strike an appropriate balance between cash and equity compensation and between short-term and long-term incentives. We expect a significant portion of an executive officer's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

How Executive Pay Levels are Determined

        The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full board of directors.

        The Company's Chief Executive Officer, the General Counsel/Secretary and the Chief of Human Capital regularly attend Compensation Committee Meetings. They are primarily responsible for providing analysis and recommendations to the Committee. In addition, the Secretary is responsible for documenting the minutes of each meeting and the CEO oversees the implementation of the Committee resolutions.

        In determining the compensation of our executive officers, the Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

  •
  our financial and operating performance, measured by attainment of specific and long-term strategic objectives and earnings per share ("EPS") results;

  •
  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

  •
  internal pay equity considerations; and

  •
  comparative industry market data to assess compensation competitiveness.

        With respect to comparative industry data, the Compensation Committee reviews executive compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultants, Towers Perrin.

Components of Executive Compensation

        The elements of our compensation program in 2007 included base annual salary, short-term incentive compensation under our Management Bonus Plan ("MBP"), and long-term incentives through equity-based awards under our 1997 Equity Incentive Plan. We provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

        Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2007 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

  Base Salary

        Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

        The Compensation Committee establishes a salary range for the executive officers, except for the Chief Executive Officer (as discussed below). In establishing the range, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

        As described above, the Compensation Committee periodically reviews a salary range and compensation component analysis prepared by Towers Perrin. In years that a full study is not conducted, the range is adjusted by the average market increase for executive talent as provided by our consultants. The Towers Perrin study reflects that our market for executive talent is broader than just the consulting or government outsourcing sector. As such, we review base pay, cash bonus, long term equity and total compensation data from two sources. The first source includes several companies that consist of private and public companies representing the information technology, outsourcing, and management consulting industries without regard to company size or market capitalization. In 2007, our peer group included Navigant Consulting, Sapient, Ciber, Mantech, SRA, SAIC, Perot Systems, CACI, and Unisys. The Compensation Committee periodically reviews these companies to determine whether they are a representative cross section of the companies with which MAXIMUS competes for executive talent. The Compensation Committee utilizes the Towers Perrin Industry Survey, adjusted for revenue size, as its second comparator group. This survey reflects a large cross section of general industry companies and provides the Compensation Committee with a broad industry comparison. Individual salaries (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance, experience and tenure of the executive officer.

        In making compensation determinations for 2007, the Compensation Committee evaluated the performance of the executive officers based on our financial performance, achievements in implementing our long-term strategy, and the recommendations of the Chief Executive Officer. The Compensation Committee gives meaningful weight to the recommendations of the Chief Executive Officer, but the final decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not provide any input to the Compensation Committee regarding his own salary. That is determined by the Compensation Committee with the assistance and advice of the outside consultant.

        As President and Chief Executive Officer, Mr. Montoni is compensated pursuant to an employment agreement, which is described under "Annual Compensation of Executive Officers" below. He is eligible for base salary increases and bonuses as the Compensation Committee may determine. In making this determination for 2007, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Board of Directors. As with executive officers generally, the Compensation Committee also considered compensation information provided by Towers Perrin. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer. As described below, Mr. Caswell is also compensated pursuant to an employment agreement.

        The annual base salaries for our named executive officers for 2007 and the percentage change from 2006 are as follows:

Name and Position	2007 Annual Salary	Percent Change From 2006
Richard A. Montoni Chief Executive Officer	$600,000	0%
David N. Walker Chief Financial Officer	$315,000	5.0%
John F. Boyer President of Federal Services	$395,000	2.6%
Bruce L. Caswell President of Health Services	$395,000	2.6%
Robert L. Sullivan President of Consulting	$425,000	0%

  Annual Cash Incentives

        Annual cash bonuses, under the Company's Management Bonus Plan ("MBP"), provide an opportunity for employees and executives to earn additional cash rewards for business and individual success. The amount of an individual's target MBP award is set as a percentage of base pay. The actual bonus pool is determined by the Company achieving specific levels of EPS performance at threshold, goal, and superior levels. EPS performance over superior level would result in additional bonus pool funding. These EPS goals are set by the Board at the beginning of the fiscal year and are aligned with shareholder expectations. At the end of the fiscal year, the Committee evaluates the Company's EPS and strategic performance and approves the final amount of the bonus pool. Once the bonus pool is determined, individual awards are based on a combination of business unit and individual contributions.

        For fiscal year 2007, the EPS goals were as follows:

Level	FY07 EPS Growth in Base Operations	Bonus Pool Funding Amount
Threshold	21%	$6,000,000
Goal	23%	$8,000,000
Superior	25%	$10,000,000

        Each executive's target bonus is set as a percent of base pay as follows: Mr. Montoni 70%; Mr. Walker 45%; Mr. Caswell 45%; Mr. Sullivan 45%; and Mr. Boyer 45%. In the case of Mr. Montoni and Mr. Walker, the Compensation Committee awards cash bonuses primarily based on the Company's achieving its EPS goals and other important corporate-wide initiatives. In the case of Mr. Boyer, Mr. Caswell and Mr. Sullivan, awards are primarily based on the Compensation Committee's determination of the financial performance of their respective business units.

        If the threshold level of performance is met, the Committee retains discretion to increase or decrease the bonus pool by 25%. If the threshold EPS level is not met, the Committee may fund a discretionary bonus pool of up to $5 million to recognize individuals or groups of individuals who make exceptional contributions to the Company and to encourage retention of employees and executives.

        In 2007, the Company did not meet its EPS threshold performance levels but did achieve important strategic objectives. Therefore, the Committee used the discretion afforded it under the plan to fund the bonus pool in the amount of $4.7 million and to make special awards to key contributors including some executive officers as follows: Mr. Montoni earned a bonus of $280,000. That amount reflected Mr. Montoni's success in turning around certain projects that were previously unprofitable, resolving certain legal matters and implementing a comprehensive Quality and Risk Management Process. Mr. Sullivan received a guaranteed non-performance based cash payment of $78,125 pursuant to the terms of his employment offer letter. Mr. Walker earned a $100,000 bonus in recognition of his management and improvement of the Company's financial systems, including improvements in cash management and collections. Mr. Caswell earned a $120,000 bonus reflecting the overall solid performance of his segment and the turnaround of a major project that was previously unprofitable. Mr. Boyer earned a $70,000 bonus reflecting the performance of the Federal business unit. The total sum of bonuses paid to officers and MBP eligible employees was less than the $5 million discretionary level provided to the Committee.

        Based on the foregoing, the bonuses awarded to the named executive officers for 2007 and 2006 are as follows:

Name	2007 Bonus		2006 Bonus
Richard A. Montoni Chief Executive Officer	$280,000		$900,000	(1)
David N. Walker Chief Financial Officer	$100,000		—
John F. Boyer President of Federal Services	$70,000		—
Bruce L. Caswell President of Health Services	$120,000		—
Robert L. Sullivan President of Consulting	$78,125	(2)	$75,000	(2)

    (1)
    Mr. Montoni was paid a $300,000 signing bonus and a guaranteed $600,000 year-end bonus pursuant to the terms of his employment agreement.

    (2)
    Mr. Sullivan was paid a guaranteed bonus pursuant to the terms of his employment offer letter. Mr. Sullivan left the company in October 2007.

  Long-Term Equity Incentives

        The Compensation Committee may provide equity incentives to executive officers through long-term awards. In 2007, long-term equity incentives were made to executive officers in the form of restricted stock units ("RSUs"). These awards provide executive officers with an opportunity to accumulate our common stock and build wealth related to that ownership. The goal of the Compensation Committee in granting equity incentives is to directly link an executive's compensation opportunities with shareholder value creation.

        Long-term equity is awarded at the discretion of the Compensation Committee using subjective and non-subjective factors including financial performance of the Company, retention considerations, individual performance of the executive and increases or decreases in job responsibilities. The target award levels are based on the 50th percentile of the Towers Perrin Total Compensation Study. For Mr. Montoni the target level is 2.5 times base salary, for Mr. Walker the target is 1.7 times base salary, and for Mr. Boyer, Mr. Caswell and Mr. Sullivan the target is 1.25 times base salary.

        The Compensation Committee also employed a multi-year vesting of equity incentive awards. RSUs typically vest in equal installments over a six-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention. In addition, each year the Compensation Committee establishes a target EPS goal that if achieved, will result in the accelerated vesting of an additional tranche of RSUs. In 2007, the accelerated vesting target of 23% earnings per share growth was not met, and no accelerated vesting occurred.

        For 2007, Mr. Montoni did not receive a long-term equity award. Despite the Compensation Committee's overall satisfaction with his performance, the Committee recognized that Mr. Montoni had received a significant long-term equity award when he rejoined the Company in 2006. For 2007, Mr. Walker received an award valued at $249,985 or approximately 47% of his target award, Mr. Boyer received an award valued at $209,999 or approximately 43% of his target award, and Mr. Sullivan received an award valued at $249,985 or approximately 47% of his target award. Given that the Company did not meet its EPS target for the year and given the fact that the Compensation Committee used its discretion nevertheless to fund the bonus pool, the Committee believed that the foregoing discounts from the target level awards were appropriate. For 2007, Mr. Caswell received an award valued at $545,400 pursuant to the terms of his employment agreement under which he was entitled to receive 20,000 stock options.

Retirement, Deferred Compensation and Pension Plans

        We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. These plans are described below.

  401(k) Savings Plan

        Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our named executive officers ("NEOs"), may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $15,500, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their eligible earnings up to a maximum of $6,750. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

        For purposes of voluntary contributions, no more than $225,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan. Participants who reach age 50 before year end may also contribute, on a before-tax basis and without regard to the $15,500 limit, catch-up contributions of up to $5,000 per year which are not eligible for the employer match.

        We maintain the 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

  Deferred Compensation Plan

        The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the company to certain highly-compensated employees including the NEOs. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any excess 401(k) Plan refunds. Participants may also defer receipt of all or a portion of their RSU awards. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant's deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the company's stock. The company does not match any deferrals nor guarantee any earnings. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the company. Distribution elections may be changed in accordance with IRS rules. The company funds the plan through variable universal life insurance. Participants in the plan are general creditors of the company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Severance Payments

        On March 21, 2006, the board adopted an Income Continuity Program for our employees designated as "officers" under Section 16 of the Securities Exchange Act of 1934, as amended. The program provides each participant with compensation, benefits and rights if the following events occur:

  •
  We terminate the participant's employment without "cause," or a participant resigns for "good reason," within 36 months following a "change of control" (as each of those terms is defined in the program); or

  •
  The participant's employment is terminated one year prior to a change of control at the request of a party involved in such change of control, or otherwise in connection with or in anticipation of a change of control.

        The compensation, benefits and rights to which a participant would be entitled in such an event include the following items:

  •
  a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (or 300% in the case of the chief executive officer) of his or her base salary and bonus (which is defined as the higher of the individual's target bonus or the average of the actual bonuses paid over the previous three years);

  •
  the vesting of any unvested stock options, restricted stock units or similar equity incentives that are outstanding on the date of termination;

  •
  continued eligibility for employee benefits for a period of 24 months (or 36 months in the case of the chief executive officer) following the date of termination;

  •
  a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services; and

  •
  payments by us to cover certain excise taxes imposed on any severance payments received by the participant, including excise taxes assessed on the severance payments and any taxes, including excise and income taxes, assessed on the gross-up payment, such that the executive maintains the same after-tax position had no excise tax obligation existed.

        The program also provides for the continuation of indemnification and director's and officer's liability insurance coverage as permitted by law and the potential reimbursement of the participant's costs and expenses in connection with any legal proceedings relating to the program.

        The term of the program will continue through December 31, 2009, with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change of control.

        The lump sum cash payment for each of the named executive officers, if his employment had been terminated in 2007 following a change in control, is reflected in the table below. Each amount reflects current salary and target bonus and includes an estimated amount for continued employee benefits and outplacement and financial planning services, as described above.

Severance and Change in Control Benefit Summary

	Cash-Based				Equity-Based
Name	Cash Severance	Misc. Benefits	Excise Tax Gross Up	Total Cash-Based	Stock-Based Awards	Total Pre-Tax Benefit
	($)	($)(1)	($)	($)	($)	($)
Richard A. Montoni Chief Executive Officer	3,060,000	95,000	2,286,498	5,441,498	6,260,569	11,702,067
David N. Walker Chief Financial Officer	913,500	80,000	675,868	1,669,368	905,877	2,575,245
John F. Boyer President of Federal Services	1,145,500	80,000	600,504	1,826,004	1,131,968	2,957,971
Bruce L. Caswell President of Operations	1,145,500	80,000	581,553	1,807,053	1,114,445	2,921,498
Robert B. Sullivan President of Consulting	1,232,500	80,000	631,972	1,944,472	788,901	2,733,374

(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 24 months worth of employee benefits (36 months in the case of the Chief Executive Officer) which include medical, dental, life insurance, disability and pension benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

Compliance with Internal Revenue Code section 162(m)

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. If the Committee believes that it is in the best interest of the company, it would exercise discretion in setting compensation above this amount, and it did so in employing Mr. Montoni as President and Chief Executive Officer. None of the other executive officers has received compensation in excess of this threshold amount.

        If certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. MAXIMUS currently intends to structure its stock options grants to executive officers in a manner that meets these performance-based requirements.

Annual Compensation of Executive Officers

  Summary Compensation Table

        In the tables and discussion below, we summarize the compensation earned during 2007 by (1) our chief executive officer, (2) our chief financial officer, and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2007, collectively referred to as the "named executive officers."

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)
Richard A. Montoni Chief Executive Officer	2007	600,000	N/A	1,444,104	605,569	280,000	N/A	6,600	2,936,273
David N. Walker Chief Financial Officer	2007	315,000	N/A	67,071	146,951	100,000	N/A	6,922	635,944
John F. Boyer President of Federal Services	2007	395,000	N/A	131,925	409,969	70,000	N/A	28,392	1,035,286
Bruce L. Caswell President of Operations	2007	395,000	N/A	—	337,338	120,000	N/A	6,600	858,938
Robert B. Sullivan President of Consulting(4)	2007	425,000	N/A	50,587	160,059	78,125	N/A	6,825	720,596

(1)
The amounts in this column reflect the dollar amount of compensation expense recognized during 2007 for financial reporting purposes under Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment," or FAS 123R, with respect to awards of restricted common stock held by each of the named executive officers, but disregarding estimated forfeitures related to service-based vesting conditions. The relevant assumptions made in the valuations may be found in Notes 13 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(2)
The amounts in this column reflect the dollar amount of compensation expense recognized during 2007 for financial reporting purposes under FAS 123R with respect to awards of options to purchase shares of common stock held by each of the named executives, but disregarding estimated forfeitures related to service-based vesting conditions. The relevant assumptions made in the valuations may be found in Notes 13 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(3)
The amounts in this column reflect the company match for 401(k) contributions and vacation payout.

(4)
Robert B. Sullivan was serving as President of Consulting on September 30, 2007, the end of the last completed fiscal year, but resigned in October 2007. Mr. Sullivan's bonus was paid pursuant to the terms of his employment offer letter. Upon his resignation, Mr. Sullivan forfeited 10,728 restricted stock units and 37,500 stock options.

  Supplemental Discussion of Compensation

        As described below, we have entered into employment agreements with Richard A. Montoni and Bruce L. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our "Compensation Discussion and Analysis" section.

        On April 21, 2006, we entered into an Executive Employment, Non-Compete and Confidentiality Agreement with Richard A. Montoni in connection with his recruitment and appointment as our Chief Executive Officer and President, effective April 24, 2006. The employment agreement has a four-year term, provided that it may be terminated (i) upon the mutual written consent of the parties, (ii) in the event of Mr. Montoni's death or inability to perform his duties for a continuous period of 120 days or more or (iii) by us for "cause," as defined in the MAXIMUS, Inc. Income Continuity Plan.

        Pursuant to the employment agreement, Mr. Montoni received an annual salary in fiscal year 2007 of $600,000. Upon the effective date of the agreement, he also received 112,500 restricted stock units ("RSUs") pursuant to the terms of our 1997 Equity Incentive Plan and health, disability and life insurance and other benefits and expense reimbursements consistent with our past practices for similarly situated executives. The RSUs vest in three annual installments on March 31, 2007, March 31, 2008 and March 31, 2009 and provide for accelerated vesting in the event of a "change of control" (as defined in the Income Continuity Plan). Mr. Montoni also received a cash payment of $300,000 upon signing the employment agreement, but he agreed to repay the signing bonus if his employment is terminated before the earliest of (i) the one-year anniversary of the effective date of the employment agreement, (ii) a change of control or (iii) his death or disability. The salary, bonus and equity awards provided to Mr. Montoni under his agreement were the result of a negotiation and were determined by the Compensation Committee to be necessary to induce Mr. Montoni to rejoin MAXIMUS as the Chief Executive Officer. After having served as the Chief Financial Officer of MAXIMUS for four years, Mr. Montoni left in March 2006 to accept a position with another firm.

        Pursuant to the employment agreement, Mr. Montoni is eligible to receive an annual cash bonus under our annual bonus program based on his performance and our performance. Mr. Montoni's targeted bonus is set at 70% of his base salary.

        Mr. Montoni became a participant in the Income Continuity Plan and is entitled to participate in stock option or similar plans that currently exist, or that may be established, by us from time to time, provided that we agree to adjust any vested or unvested equity awards in the event that we declare an "extraordinary dividend," as defined in the employment agreement.

        If Mr. Montoni's employment is terminated in connection with a change of control, he will be entitled to receive payments and benefits under the Income Continuity Plan only. If Mr. Montoni's employment is terminated without cause, or Mr. Montoni terminates his employment for "good reason" (as defined in the Income Continuity Plan), prior to the expiration of the term of the employment agreement, Mr. Montoni will be entitled to receive the greater of (i) base salary and all benefits described above for the remainder of the term, including the vesting of units and stock options or (ii) the severance benefits specified in the severance guidelines adopted by our compensation committee on March 21, 2006.

        The employment agreement subjects Mr. Montoni to confidentiality obligations, and contains certain customary non-compete restrictions on his present and future employment for a period of one year after his termination.

        Mr. Caswell's agreement was effective as of October 1, 2004 and continued for a two-year term through October 1, 2006 at which point it converted to a month-to-month term. The agreement provided for an initial base salary of $350,000 and an initial target cash bonus of 30% of annual base salary, with annual reviews for increases. The agreement also expressly provided for the award of options to acquire 140,000 shares of common stock and 3,000 RSUs. In the event that Mr. Caswell terminates employment for "good reason" (as defined in his agreement), he will be entitled to receive a lump-sum severance payment equal to six months' base salary and the pro-rated portion of the current annual target bonus. The agreement provides that Mr. Caswell will not compete with us during the term of his employment and for two years after its termination and that he will maintain our trade secrets in strict confidence.

Grants of Plan-Based Awards Table

        The following table contains information concerning grants of stock options and stock awards to each of the named executive officers during the fiscal year ended September 30, 2007.

Grants of Plan-Based Awards
Fiscal Year 2007

						All Other Option Awards: Number of Securities Underlying Options
		Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name
	Grant Date	Threshold	Target	Maximum
		($)(2)	($)	($)(3)	(#)	(#)	($/sh)	($)(4)
Richard A. Montoni	N/A	210,000	420,000	630,000				0
David N. Walker	N/A 3/20/07	70,875	141,750	212,625	7,396		33.80	249,985
John F. Boyer	N/A 3/20/07	88,875	177,750	266,625	6,213		33.80	209,999
Bruce L. Caswell	N/A 10/18/06	88,875	177,750	266,625		20,000	27.27	545,400
Robert B. Sullivan	N/A 3/20/07	95,625	191,250	286,875	7,396		33.80	249,985

(1)
These amounts reflect the potential range of payouts under the 2007 Management Bonus Plan.

(2)
Threshold has been established at 50% of the named individual's target bonus.

(3)
Superior has been established at 150% of the named individual's target bonus.

(4)
The amounts in this column reflect the fair market value of restricted stock awards and option awards on the date of the grant determined under FAS 123R. The relevant assumptions made in the valuations for restricted stock unit and stock option awards may be found in Notes 13 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

  Supplemental Discussion of Awards

        Dividends are not paid on stock options or unvested RSUs. Once RSUs vest, they become shares of stock and are entitled to dividends and possess all other features of the company's common stock. Stock options vest in equal annual installments over a four-year period. RSUs vest in equal annual installments over a six-year period subject to possible acceleration. In the event the company meets its EPS target for the year, an additional tranche of RSUs will vest for that year.

        As noted above, Mr. Montoni and Mr. Caswell have employment agreements with the company. The other NEOs are at-will employees.

Outstanding Equity Awards at Fiscal Year-End Table

        In the table below, we list information on the holdings of unexercised stock options and unvested stock awards as of September 30, 2007 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
			($)		(#)		($)(2)
Richard A. Montoni	56,375	169,125	29.57	06/20/12	75,000 7,497 4,332 1,875 583	(3) (4) (5) (6) (7)	3,268,500 326,719 188,789 81,713 25,407
David N. Walker	12,500 1,750	37,500 0	35.09 24.40	05/01/12 11/18/12	7,396 4,166 1,175 499 186 59	(8) (4) (4) (9) (10) (11)	322,318 181,554 51,207 21,746 8,106 2,571
John F. Boyer	3,599 5,000 4,685 52,500	0 5,000 14,053 17,500	27.63 28.50 36.69 34.90	10/12/08 11/19/10 01/03/12 03/01/14	6,213 5,660 4,332 1,749 583	(8) (4) (10) (9) (7)	270,763 246,663 188,789 76,221 25,407
Bruce L. Caswell	25,000 12,500 0	25,000 37,500 20,000	27.94 34.73 27.27	10/18/14 10/18/15 10/18/16	1,500	(9)	65,370
Robert B. Sullivan	12,500	37,500	35.01	10/17/11	7,396 3,332	(8) (10)	322,318 145,209

(1)
All stock options vest in equal annual installments over a four-year period from the grant date.

(2)
The market value of the restricted stock is based on the $43.58 closing price of a share of our common stock, as reported on the New York Stock Exchange on September 28, 2007.

(3)
One-half of these restricted stock units will vest on each of March 31, 2008 and March 31, 2009, the second and third anniversaries, respectively, of the grant.

(4)
One-fifth of these restricted stock units will vest on each of March 31, 2008, March 31, 2009, March 2010, March 2011 and March 2012, the second, third, fourth, fifth and sixth anniversaries, respectively, of the grant.

(5)
One-fourth of these restricted stock units will vest on each of March 31, 2008, March 31, 2009, March 31, 2010 and March 31, 2011, the second, third, fourth and fifth anniversaries, respectively, of the grant.

(6)
One-third of these restricted stock units will vest on each of March 31, 2008, March 31, 2009 and March 31, 2010, the second, third and fourth anniversaries, respectively, of the grant.

(7)
These restricted stock units will vest on March 31, 2008, the second anniversary of the grant.

(8)
One-sixth of these restricted stock units will vest on each of March 31, 2008, March 31, 2009, March 31, 2010, March 31, 2011, March 31, 2012 and March 31, 2013, the first, second, third, fourth, fifth and sixth anniversaries, respectively, of the grant.

(9)
One-third of these restricted stock units will vest on each of March 31, 2008, March 31, 2009 and March 31, 2010, the fourth, fifth and sixth anniversaries, respectively, of the grant.

(10)
One-fourth of these restricted stock units will vest on each of March 31, 2008, March 31, 2009, March 31, 2010 and March 31, 2011, the third, fourth, fifth and sixth anniversaries, respectively, of the grant.

(11)
One-third of these restricted stock units will vest on September 30, 2008, September 30, 2009 and September 30, 2010, the fourth, fifth and sixth anniversaries, respectively, of the grant.

  Option Exercises and Stock Vested Table

        In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended September 30, 2007 for each of the named executive officers.

Option Exercises and Stock Vested
Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)
Richard A. Montoni	—	—	41,292	1,423,748
David N. Walker	—	—	1,284	44,272
John F. Boyer	10,382	177,098	3,382	116,611
Bruce L. Caswell	—	—	500	17,240
Robert B. Sullivan	—	—	834	28,756

(1)
The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

(2)
The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.

  Nonqualified Deferred Compensation Table

        In the table below, we show the changes in the balance of the named of the named executive officers' nonqualified deferred compensation plans during the year ended September 30, 2007.

Nonqualified Deferred Compensation
Fiscal Year 2007

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Bruce L. Caswell(1)	30,000	—	—	—	30,000

(1)
Mr. Caswell is the only NEO who participates in the plan. He deferred $30,000 of his 2007 bonus.

DIRECTOR COMPENSATION

Director Compensation Table

        In the table below, we summarize the compensation paid to our non-employee directors in 2007.

Director Compensation
Fiscal Year 2007

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)(1)		($)(10)	($)		($)	($)
Russell A. Beliveau	147,500	22,505	(2)	30,749	N/A	N/A	—	200,754
John J. Haley	—	92,499	(3)	30,749	N/A	N/A	—	123,248
Paul R. Lederer	57,500	84,785	(4)	—	N/A	N/A	—	142,285
Peter B. Pond	87,500	264,772	(5)	—	N/A	N/A	—	352,272
Raymond B. Ruddy	97,500	203,964	(6)	—	N/A	N/A	—	301,464
Marilyn R. Seymann	67,500	44,990	(7)	30,749	N/A	N/A	—	143,239
James R. Thompson, Jr.	—	144,772	(8)	—	N/A	N/A	—	144,772
Wellington E. Webb	152,500	104,007	(9)	—	N/A	N/A	—	256,507

(1)
The amounts in this column reflect the dollar amount of compensation expense recognized during 2007 for financial reporting purposes under FAS 123R. As of September 30, 2007 the aggregate outstanding stock awards to directors were as follows: Mr. Beliveau 1,312 RSUs; Mr. Haley 4,900 RSUs; Mr. Lederer 8,623 RSUs; Mr. Pond 18,362 RSUs; Mr. Ruddy 13,129 RSUs; Dr. Seymann 2,623 RSUs; Mr. Thompson 11,483 RSUs; and Mr. Webb 7,659 RSUs.

(2)
With respect to the award to Mr. Beliveau, the grant date fair value of the equity award calculated under FAS 123R was as follows: on 03/20/07, $22,505.

(3)
With respect to the awards to Mr. Haley, the grant date fair values of each equity award calculated under FAS 123R were as follows: on 03/23/06, $18,745; on 10/25/06, $5,009; on 12/05/06, $2,487; on 12/06/06, $5,010; on 12/21/06, $2,492; on 01/16/07, $2,497; on 03/19/07, $2,516; on 03/20/07, $33,749; on 03/28/07, $2,483; on 04/13/07, $2,489; on 05/17/07, $2,509; on 06/18/07, $2,482; on 06/19/07, $2,522; on 06/28/07, $2,489; and on 09/14/07, $5,021.

(4)
With respect to the awards to Mr. Lederer, the grant date fair value of the equity awards calculated under FAS 123R were as follows: on 03/23/06, $18,745; and on 03/20/07, $66,040.

(5)
With respect to the awards to Mr. Pond, the grant date fair values of each equity award calculated under FAS 123R were as follows: on 03/23/06, $18,745; on 10/25/06, $5,009; on 11/27/06, $2,488; on 12/05/06, $2,487; on 12/06/06, $7,515; on 12/21/06, $2,492; on 01/06/07, $2,497; on 02/01/07, $2,502; on 03/19/07, $2,516; on 03/20/07, $188,565; on 03/28/07, $2,483; on 04/13/07, $2,489; on 05/01/07, $2,516; on 05/17/07, $2,509; on 06/18/07, $2,482; on 06/19/07, $2,522; on 06/28/07, $2,489; on 07/31/07, $2,483; on 09/14/07, $2,494; and on 09/17/07, $7,489.

(6)
With respect to the awards to Mr. Ruddy, the grant date fair values of each equity award calculated under FAS 123R were as follows: on 03/23/06, $98,167; on 10/25/06, $5,009; on 11/13/06, $2,491; on 11/27/07, $2,488; on 12/05/06, $2,487; on 12/06/06, $7,515; on 12/21/06, $2,492; on 01/16/07, $2,497; on 02/01/07, $2,502; on 03/19/07, $2,516; on 03/20/07, $45,844; on 03/28/07, $2,483; on 04/13/07, $2,489; on 05/01/07, $2,516; on 05/17/07, $2,509; on 06/18/07, $2,482; on 06/19/07, $2,522; on 06/28/07, $2,489; on 07/31/07, $2,483; on 09/14/07, $2,494; and on 09/17/07, $7,489.

(7)
With respect to the awards to Dr. Seymann, the grant date fair value of the equity awards calculated under FAS123R was as follows: on 03/23/06, $18,745 and on 03/20/07, $26,245.

(8)
With respect to the awards to Mr. Thompson, the grant date fair values of each equity award calculated under FAS 123R were as follows: on 03/23/06, $21,864; on 10/25/06, $5,009; on 11/27/06, $2,488; on 12/05/06, $2,487; on 12/06/06, $5,010; on 12/21/06, $2,492; on 01/16/07, $2,497; on 03/19/07, $2,516; on 03/20/07, $77,921; on 03/28/07, $2,483; on 04/13/07, $2,489; on 05/17/07, $2,509; on 06/18/07, $2,482; on 06/19/07, $2,522; on 06/28/07, $2,489; on 09/14/07, $2,494; and on 09/17/07, $5,021.

(9)
With respect to the awards to Mr. Webb, the grant date fair values of each equity award calculated under FAS 123R were as follows: on 03/23/06, $78,374; on 02/01/07, $2,502; on 03/20/07, $15,622; on 05/01/07, $2,516; on 07/31/07, $2,483; and on 09/17/07, $2,510.

(10)
The amounts in this column reflect the dollar amount of compensation expense recognized during 2007 for financial reporting purposes under FAS 123R with respect to awards of options to purchase shares of common stock held by each non-employee director, but disregarding estimated forfeitures related to service-based vesting conditions. There were no forfeitures by directors in 2007. The relevant assumptions made in the valuations for restricted stock unit and stock option awards may be found in Notes 13 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. No options to purchase shares were awarded during fiscal 2007 to the non-employee directors. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors on September 30, 2007 were as follows: Mr. Beliveau, 37,619; Mr. Haley, 39,297; Mr. Lederer, 26,038; Mr. Pond, 98,174; Mr. Ruddy, 21,395; Ms. Seymann, 36,798; Mr. Thompson, 48,239; and Mr. Webb, 19,067.

Fees Payable to Non-Employee Directors

        Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors. Outside directors were paid as follows through fiscal year 2007:

  •
  A $45,000 annual retainer (at least 50% of which must be received in restricted stock units ("RSUs")), and a fee of $2,500 for each board and committee meeting in which they participate.

  •
  Mr. Pond received an additional $100,000 retainer for his services as Chairman of the Board and an additional $15,000 retainer for his services as Chairman of the Audit Committee.

  •
  Mr. Ruddy received an additional $25,000 retainer for his services as Vice Chairman of the Board.

  •
  Dr. Seymann received an additional $7,500 retainer for her services as Chair of the Compensation Committee.

  •
  Mr. Thompson received an additional $7,500 retainer for his services as the Chair of the Nominating and Governance Committee.

  •
  Directors who are entitled to directors' fees may elect to receive all or a portion of their cash fees in RSUs granted under our 1997 Equity Incentive Plan.

  •
  Any director who is not a MAXIMUS employee is also eligible to receive RSUs upon election and re-election to the board. Under the plan, each award consists of 2,000 RSUs for each year of the term of office to which the director is elected or re-elected, with any period of term of office less than a year deemed a full year. All RSUs awarded to directors at their election have a minimum vesting period of three years, although directors may elect longer vesting periods. During fiscal year 2006, the eligible directors were Mr. Beliveau, Mr. Haley, Mr. Lederer, Mr. Pond, Mr. Ruddy, Dr. Seymann, Governor Thompson and Mr. Webb.

        From time to time, the Board may establish special committees to oversee particular matters. During 2007, Mr. Pond, Mr. Ruddy and Mr. Webb served on a special committee overseeing the Company's integrated eligibility project in Texas. Also during 2007, Mr. Beliveau served on a special committee overseeing a certain major rebid opportunity. Directors receive $2,500 per special committee meeting.

        Prior to March 21, 2006, we used stock options instead of RSUs as the form of equity-based compensation for the directors' annual retainers and awards. Each RSU represents one share of common stock that is restricted due to a vesting period.

        We also permit our directors to participate in the health plan that we offer to our employees, although each director that elects to participant must pay the full cost of his or her own premiums in the plan. Currently, Mr. Beliveau, Mr. Pond and Mr. Ruddy are participants in this plan.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

        James R. Thompson, Jr., who has served as one of our directors since March 2001, is Senior Chairman of the law firm of Winston & Strawn in Chicago. Winston & Strawn has provided certain specialized legal services to MAXIMUS from May 2000 to the present. The Nominating and Governance Committee of the board of directors has reviewed the company's relationship with Winston & Strawn and has determined that it is not material and does not adversely affect Mr. Thompson's status as an independent director.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee and the board of directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2008. Ernst & Young LLP has audited our consolidated financial statements for the fiscal years ended September 30, 2007 and 2006. A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

        Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

        Although our Amended and Restated Bylaws do not require stockholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008.

AUDIT INFORMATION

        The Audit Committee operates under a written charter that the board of directors has adopted. The members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

Fees of Independent Public Accountants

Audit Fees

        Fees for audit services totaled approximately $947,050 in the 2007 fiscal year and approximately $976,000 in the 2006 fiscal year. These fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services, accounting consultation on accelerated share repurchase and statutory audits required internationally.

Audit-Related Fees

        Fees for audit-related services totaled approximately $14,115 in the 2007 fiscal year and approximately $1,500 in the 2006 fiscal year. Audit-related services principally include audit workpaper access for potential acquirers.

Tax Fees

        Fees for tax services, including tax advice and tax planning, totaled approximately $179,560 in the 2007 fiscal year and approximately $180,000 in the 2006 fiscal year.

All Other Fees

        There were no fees for other services rendered to us by Ernst & Young LLP for the 2007 and 2006 fiscal years, other than the fees disclosed in the preceding three paragraphs of this proxy statement.

Report of the Audit Committee

        The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

        Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;

  •
  assessing the effectiveness of our internal control over financial reporting as of the end of each year; and

  •
  the preparation, presentation and integrity of our consolidated financial statements.

        Our independent registered public accounting firm is responsible for:

  •
  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

  •
  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

        The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

  •
  overseeing and reviewing our accounting and financial reporting processes.

        In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended September 30, 2007 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified and supplemented. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the firm's independence from the company.

        In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

        Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Peter B. Pond, Chair
Paul R. Lederer
Raymond B. Ruddy
Marilyn R. Seymann
Wellington E. Webb

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services.

SHAREHOLDER PROPOSALS FOR
OUR 2009 ANNUAL MEETING OF SHAREHOLDERS

        Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to our Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the meeting, then we must receive a shareholder's notice within 15 days after our notice or disclosure was given. A shareholder notice must describe the proposed business or nominee and identify the shareholder making the proposal or nomination.

        Any proposal you intend to present at the 2009 Annual Meeting of Shareholders must be received by MAXIMUS at our principal office at 11419 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 26, 2008 if you wish to have it included in the proxy statement and form of proxy for that meeting.

        In addition, if we do not receive your proposal for presentation at the 2009 Annual Meeting by December 10, 2008, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised shareholders of the proposal in the proxy statement for the 2009 Annual Meeting.

OTHER MATERIALS

        Our 2007 Annual Report, which includes our Annual Report on Form 10-K for our 2007 fiscal year as filed with the SEC on December 13, 2007, is being mailed to shareholders along with this notice and proxy statement on or about January 24, 2008. Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2007 fiscal year. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

By Order of the Board of Directors,
David R. Francis, Secretary

January 24, 2008

[FORM OF PROXY]

ANNUAL MEETING OF SHAREHOLDERS OF

MAXIMUS, INC.

March 18, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

// Please detach along perforated line and mail in the envelope provided. //

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR AND A VOTE "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of three Class II Directors.

NOMINEES:

☐	FOR ALL NOMINEES	Russell A. Beliveau	For Term Expiring in 2011
		John J. Haley	For Term Expiring in 2011
	WITHHOLD	Marilyn R. Seymann	For Term Expiring in 2011
☐	AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee name(s) below:

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the 2008 fiscal year.	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed by the undersigned herein. If no specification is made, this Proxy will be voted "FOR" proposals 1 and 2. The proxies appointed hereby are also authorized by this Proxy to vote in their discretion on behalf of the undersigned upon such other matters as may properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate ☐
your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAXIMUS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MARCH 18, 2008

        The undersigned shareholder of MAXIMUS, Inc. (the "Company") hereby appoints David N. Walker, David R. Hayes and David R. Francis, and each of them acting singly, as the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on March 18, 2008, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

(Continued and to be signed on the reverse side)